Exhibit 99.1

U.S. Energy Corp. Signs Five-Year Helium Offtake Agreement with Investment-Grade Global Leader in Industrial Gases

Agreement Positions Helium as Initial Contracted Revenue Stream Within Multi-Revenue Platform

HOUSTON, TX, April 27, 2026 — U.S. Energy Corp. (NASDAQ: USEG) (“U.S. Energy” or the “Company”), an integrated energy company advancing a diversified industrial gas, energy, and carbon management platform, today announced the execution of a five-year helium sales agreement (the “Agreement”) with a global, investment-grade industrial gas company (the “Counterparty”) for the sale of contained helium to be produced at U.S. Energy’s Big Sky Carbon Hub (“Big Sky”) in Montana. The Agreement establishes long-term contracted cash flow supporting Phase 1 commercial operations, which remain targeted for the first quarter of 2027.

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Investment-Grade Counterparty: Agreement with an investment-grade global industrial gas company and leading helium distributor, demonstrating strong Counterparty credit quality, commercial validation, and secured access to end markets.

•	Five-Year, 100% Take-or-Pay Contract: Counterparty obligated to purchase, or pay for if not taken, 100% of helium production over a five-year initial term, materially reducing volume and demand risk.

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Fully Contracted Phase 1 Helium Volumes: Up to 1.2 million cubic feet (“MMCF”) per month (14.4 MMCF annually), reflecting expected Phase 1 processing capacity and supporting initial commercial operations. This does not include Phase 2 processing capacity, which is anticipated to deliver 2-3x greater processing capacity and is expected to come online in 2029.

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Fixed $285/MCF Plant-Gate Pricing: Pricing fixed at $285 per thousand standard cubic feet (“MCF”) of contained helium on an all-in plant-gate basis, with no deductions; Counterparty assumes all transportation, processing and downstream costs.

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Annual CPI-Linked Price Escalation: Pricing escalates annually beginning March 1, 2028 based on the U.S. Consumer Price Index for All Urban Consumers (CPI-U, U.S. City Average, all items), providing inflation-linked revenue growth over the contract term.

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Year-Three Price Redetermination with Right of First Refusal: Either party may request a price redetermination in year three. If the Company solicits third-party offers, the Counterparty has the right to match the most favorable offer at a 5% premium and retain the contract, with such matched pricing effective as of the first day of year four.

“The execution of this agreement with an investment-grade industrial gas company with global distribution infrastructure represents a defining milestone for U.S. Energy and validates years of development work at Big Sky,” said Ryan Smith, President and Chief Executive Officer of U.S. Energy. “This contract establishes long-term, contracted helium revenues and meaningfully de-risks Phase 1 commercial operations at Big Sky. It also reflects the strength we’re seeing in the helium market today, where constrained global supply and increasing demand for reliable volumes are supporting a step up in long-term pricing. Under this agreement, U.S. Energy has effectively secured fixed pricing of $285 per MCF on an all-in, plant-gate basis, capturing attractive market pricing with no downstream cost exposure and providing a clean, predictable netback. Combined with the recently expanded senior secured credit facility announced on April 20, 2026, U.S. Energy now has both a fully funded Phase 1 capital stack and long-term contracted cash flow from an investment-grade counterparty supporting commercial operations. With this agreement in place, Big Sky transitions from a development-stage asset to a contracted industrial gas platform, positioning U.S. Energy within the global industrial gas and critical minerals value chain.”

Strategic Significance and Operational Update

The Agreement also complements the Company’s previously announced carbon management strategy at Big Sky. CO₂ recovery, sequestration, and associated Section 45Q tax credit generation remain distinct revenue streams from the helium offtake contracted under the Agreement, and U.S. Energy continues to advance its two Monitoring, Reporting, and Verification (“MRV”) plan submissions with the U.S. Environmental Protection Agency. EPA approvals of those submissions are anticipated during the summer of 2026.

Near-Term Execution Focus

With the Phase 1 capital stack complete following the April 20, 2026 closing of the Company’s expanded senior secured debt facility, and with the Agreement establishing long-term contracted cash flow, the Company’s focus remains on execution of Phase 1 construction at Big Sky, advancement of MRV approvals, and preparation for first commercial operations targeted for the first quarter of 2027.

ABOUT U.S. ENERGY CORP.

U.S. Energy Corp. (NASDAQ: USEG) is building an integrated energy and carbon management platform. The Company owns and operates the Big Sky Carbon Hub and Cut Bank oil field in Montana, generating three independent revenue streams — helium, carbon management, and oil — from a wholly owned and operated asset base. U.S. Energy is positioned at the intersection of critical supply, domestic energy production, and federal energy policy. More information can be found at www.usnrg.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@usnrg.com

(303) 993-3200

www.usnrg.com

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Forward-looking statements in this release include, without limitation, statements regarding the timing of first commercial production and the Commencement Date under the Agreement, expected Plant production volumes, projected contracted revenue, the timing and outcome of any future price redetermination or extension of the Agreement, anticipated Phase 1 and Phase 2 development at Big Sky, the timing, scope, and capital requirements of Phase 2 development at Big Sky, the Company’s ability to obtain additional financing for Phase 2, expected Section 45Q qualification and MRV approvals, and the Company’s expected emergence as a participant in the global industrial gas and critical minerals value chain.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, construction and commissioning risks associated with the Big Sky processing facility; the risk that the Commencement Date under the Agreement does not occur by the contractual outside date of July 1, 2027; helium market conditions and pricing; changes in CPI and related escalation outcomes; the outcome of the year-three price redetermination process and the Counterparty’s exercise or non-exercise of its right of first refusal; the timing and outcome of EPA MRV reviews; modifications to the Section 45Q tax credit program; counterparty performance risk; and the other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission, which are available at www.sec.gov. The Company undertakes no obligation to update these statements after the date of this release, except as required by law.